Exhibit 10.6

JOINT SCHOOL-RUNNING AGREEMENT

Party A: Sichuan Yingjing Vocational School

Party B: Changsha Huanqiu Vocational Secondary School

I Basic Conditions of School Running Cooperation

1.	Type of School Running Cooperation: Sponsored by the government and funded by private capital.

2.	Term of Cooperation: 15 years, from April 30th 2005 to April 30th 2010.

3.	Conditions for Cooperation: Party A will provide the existing conditions for school running, equipments and facilities of Yingjing Vocational School to Party B for teaching purpose, and 50 qualified public teachers to Party B to engage in teaching. In accordance with Yingjing County vocational education plans required by Party A, Party B shall independently invest capital to construct and make Yingjing Vocational School a provincial model vocational school within four years (unless in case of force majeure). After Yingjing Vocational School becomes a provincial model vocational school, with the expansion of the scale of the school, Party A shall provide 10 additional qualified state-recruited teachers to Party B until the termination of the Agreement.(for the development input schedule, see below).

4.	Rights to be enjoyed by Party A and Party B: Party A shall enjoy the ownership and supervision power over the school’s assets (including the property and assets invested by Party B), and Party B will enjoy the right to independently operate the school and accumulate working capital of the school. During the term of cooperation, Party B shall bear the civil and commercial liability independently. Party A shall be responsible for coordinating and settling any external disturbance and invasion influencing the school operation.

5.	Duties to be fulfilled by Party A and Party B:

5.1	During the term of cooperation, the Education Bureau of Yingjing County will not review and approve new vocational and technical school and similar schools, and protect Party B in terms of policies concerning student enrollment (policy support).

5.2	Party B shall develop the school in accordance with the development plans formulated by Party A, accept the supervision of Party A and conduct financial control properly. After the term expires, Party B shall hand over all the assets owned by Party A to Party A. During the term of Agreement, Party B shall not borrow any loan in the name of the school, or charge or mortgage any assets of this school.

5.3	Party A shall provide newly-confiscated land of 25 Mu to Party B for the expansion of the school. Party A shall be responsible for all the expenses incurred by land confiscation.

5.4	Party B shall continue to fulfill the duties of “Yingjing County Labor Training Center” and carry out the vocational-technical training and labor service export training.

II Investment Plans, Scale of School and Enrollment Expenses

1	Development Plans of 4 Years: Develop the school into a “Sichuan Province Model Vocational High School” within 4 years (3 years as far as possible) and achieve the following goals: the school will occupy an area of more than 50 Mu, which requires additional 25 mu land to be confiscated; the number of students studying at the school will amount to 4,200, which requires 700 of newly-enrolled students; the building area will be 20,000 square meters, which requires 13,000 additional building areas; a ring-shaped athletic track of 300 meters long will be built in the sports field; the ratio between students and books stored in library will be 1:30; to purchase completely new teaching and internship facilities well-matched with relevant courses.

2	The infrastructure construction invested by Party B shall proceed in two phases:

2.1	Phase I Infrastructure Construction Plan: the phase I infrastructure construction shall be completed before December 2005. The investment project: Party B shall invest capital to build student dormitory of 2,000 square meters accommodating over 500 students; expand and enlarge the student dining hall by 300 square meters; purchase 80 computers as the teaching equipments.

2.2	Phase II Construction Plan: Party B shall build other schoolhouses and purchase the rest equipments and facilities in accordance with the standards concerning Sichuan Province model vocational high school.

Party A shall enjoy the supervise power over the above infrastructure construction pursuant to the quality standards concerning the educational buildings to ensure the infrastructures be completed with quality and quantity guaranteed (unless force majeure). In case Party B fails to accomplish the above investment project on time, Party B shall pay RMB 500 thousand to Party A as the penalty for breach of contract, and the Agreement shall terminate automatically and the defaulting party shall be prosecuted for its breaching the contract pursuant to the Section V of this Agreement.

3	Scale of School:

3.1	Vocational High School: the number of students studying at the school and receiving academic education will be over 4,200. Education Bureau of Yingjing County will include the student enrollment of the school into its management and grant the school policy support to assist Party B to achieve the student-enrollment objective stipulated by Education Bureau of Ya’an City.

3.2	Regular high school: Party B shall have the autonomous right to enroll students.

4	The charge standard will be determined by Party B pursuant to relevant policies, school costs, and combing with actual income status of local residents, and will be reported to price authorizes for review and approval ( in accordance with the policies concerning private vocational school). Party B shall provide students from underprivileged families with proper preferential support to allow them to enjoy the vocational education resource.

III School Management and Ownership of Title

1.	Party B shall enjoy the right of independent operation of the school pursuant to relevant regulations and take the responsibility for the safety of the students, teachers and school assets. Party B shall accept the unified management and supervision and business instructions of Education Bureau of Yingjing County. Party B shall ensure the appreciation of school fixed assets. Party B shall assume corresponding legal responsibilities for any security incident caused to the students, teachers and school assets by Party B.

2.	Party B shall accept the unified coordination, supervision and educational assessment of People’ Government of Yingjing County and the County Education Bureau.

3.	During the term of Agreement, all the policy-based funds obtained from superior authorities shall be allocated to the Education Bureau of Yingjing County for unified utilization.

4.	Party A shall have the property right of, and Party B has the right to use, the existing schooling facilities, equipments and premises of Party A and the facilities, equipments, premises and schoolhouses newly added by Party B. When the agreement expires, all the assets (include the assets invested by Party B) shall be handed over to Party A.

5.	Upon signing of the cooperation agreement, Party A and Party B shall establish Board of Directors and Board of Supervisors to manage the school. Party B shall fill a sheet of assets concerning the fixed assets invested by Party B with Party A for the record. When the agreement expires, all the assets listed on such sheet shall be handed over to Party A.

IV Teacher Recruitment

1.	During the term of cooperation, Party B will enjoy the right to independently employ teaching staff members, but shall not be obligated to arrange the employment of the teaching staff member recruited by the former vocational high school. On equal ground, Party B may preferentially recruit the teaching staff members of former vocational school and sign engagement contract with them.

2.	The teaching staff members of former vocational school, once being employed by Party B, shall enjoy the wage level, welfare, and promotion chance and insurances equivalent to other state-recruited teaching staff member granted by the Education Bureau of Yingjing County. Party B will be responsible for the assessment of bonus and fluctuating salary distribution. Party B shall warrant that the welfare of the teaching staff members of form Yingjing Vocational High School continuing to be employed is not lower than the average level of existing teaching staff member of the school, and Party B shall be responsible for paying the expenses and charges to be paid by the school and allocate to individuals the expenses as required by relevant policies. Party B shall enjoy the right to independently conduct annual assessment on the teaching staff members and have the right to dismiss any teaching staff member by reason of work.

3.	The state-recruited teaching staff members who terminate their employment contract with Party B shall enjoy equal treatment equivalent to other teaching staff members working in primary and middle school of Yingjing County granted by the educational personnel system and polices.

4.	The Education Bureau of Yingjing County will approve Party B to recruit qualified teaching staff members on a basis of competitive selection from across Yingjing County, whose wages shall be paid by education Bureau of Yingjing County. The wage of the teaching staff members exceed the number stipulated in the Section 1.3 in the Agreement shall be borne by Party B.

V Liability for Breach of Contract

1.	In case Party A breach the terms and conditions of this Agreement, Party A shall pay RMB 500 thousand to Party B as the penalty for breach of contract and indemnity Party B for its actual losses, and then the Agreement shall terminate automatically.

2.	The construction project invested by Party B shall be completed ahead of the construction schedule to ensure capital contribution. In case Party B fails to inject the capital on the date agreed by both parties, Party B shall assume the liability for breach of contract, and Party A shall have the right to terminate this Agreement. In case Party B breaches the terms and conditions of this Agreement, Party B shall pay RMB 500 thousand to Party A as the penalty for breach of contract and indemnity Party A for its actual losses, and then the Agreement shall terminate automatically.

3.	During the term of school running cooperation, Party B shall operate the school in accordance with relevant laws and regulations. Party B shall be responsible for any unstable factors caused by breach of the Teachers Law, Education Law and Labour Law.

VI Settlement of Disputes

Any dispute arising from the implementation of this Agreement, Party A and Party B shall settle it through friendly consultations. In case such consultations fail, the People’s Court at Party in Sichuan Province will govern the dispute.

VII Supplemental Rules

4.	Appendix of this Agreement: Filling wage schedule of Lushan County, relevant insurance schedules stipulated by the State, total schedule of school assets and the muster rolls of teaching staff members are all the integral parts of this Agreement and have equal legal effects of this Agreement.

5.	This Agreement will become effective after Party A and Party B set their hands and seal.

6.	There exist ten copies of this Agreement and each Party shall retain one copy, the rest copies shall be filed with relevant authorities. Matters not covered shall be subject to the supplementary agreements signed by Party A and Party B separately.

7.	The uncovered matters shall be negotiated through both parties’ consultation.

Party A: Sichuan Yingjing Vocational School         (Stamp)

Legal Representative:   Xinhuai Wang    (Signature)

Party B: Changsha Huanqiu Vocational Secondary School   (Stamp)

Legal Representative: Guangwen He             (Signature)

Whiteness: Education Bureau of Yingjing County Sichuan Province    (Stamp)

          Legal Representative: Zhengkang Fan                (Signature)

Date: May 9, 2005